Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common shares of HOOKIPA Pharma Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to this agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf on February 14, 2025.

SOFINNOVA CAPITAL VI FCPR		SOFINNOVA PARTNERS SAS
By: Sofinnova Partners SAS

By:	/s/ Antoine Papiernik	By:	/s/ Antoine Papiernik
Name:	Antoine Papiernik	Name:	Antoine Papiernik
Title:	Managing Partner	Title:	Managing Partner

By:	/s/ Antoine Papiernik	By:	/s/ Henrijette Richter
Name:	Antoine Papiernik	Name:	Henrijette Richter

By:	/s/ Maina Bhaman	By:	/s/ Graziano Seghezzi
Name:	Maina Bhaman	Name:	Graziano Seghezzi

By:	/s/ Anta Gkelou	By:	/s/ Karl Naegler
Name:	Anta Gkelou	Name:	Karl Naegler